			ABSC NC 2006-HE4
			Asset Backed Securities Portfolio Analysis

			4,726 records
			Balance: 909,199,782
FICO Distribution			All records

				Weighted
				Average
				Gross	MI
FICO Distribution	Loan Count	Outstanding Balance	% by Balance	Coupon	Fee
500 - 519	232	41,634,971.61	4.58	9.212	N
520 - 539	284	53,902,128.86	5.93	8.977	N
540 - 559	350	69,247,891.32	7.62	8.858	N
560 - 579	352	67,750,105.09	7.45	8.591	N
580 - 599	707	105,001,589.69	11.55	8.497	N
600 - 619	642	124,170,506.07	13.66	7.963	N
620 - 639	743	138,997,222.23	15.29	8.211	N
640 - 659	522	111,686,188.51	12.28	7.884	N
660 - 679	337	71,404,023.09	7.85	7.892	N
680 - 699	208	50,088,556.74	5.51	7.842	N
700 - 719	129	28,021,800.05	3.08	7.732	N
720 - 739	98	21,272,308.79	2.34	8.063	N
740 - 759	53	13,368,031.23	1.47	7.707	N
760 >=	69	12,654,458.22	1.39	8.377	N
Total:	4,726	909,199,781.50	100	8.27	N

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.  This free writing prospectus is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.  You may withdraw your indication of interest at any time.  The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure.  Any such assumptions are subject to change. The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you. Neither the issuer of the securities nor any of its affiliates prepared, provided, approved or verified any statistical or numerical information presented in this free writing prospectus, although that information maybe based in part on loan level data provided by the issuer or its affiliates.